Exhibit 10.1

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Second Amendment to Employment Agreement (the “Amendment”) is made and entered into as of March 15, 2010, by and between Kimco Realty Corporation (the “Company”) and David Henry (the “Executive”) for the purpose of amending the Employment Agreement dated as of March 8, 2007, by and between the Company and the Executive (as amended, the “Agreement”).

WHEREAS, upon the terms and conditions set forth herein, the parties hereto desire to modify certain terms of the Agreement as hereinafter provided;

NOW, THEREFORE, in consideration of the foregoing recital and the grant of certain stock option and performance share awards on or about the date hereof, and in consideration of the mutual promises and covenants set forth below, the Company and the Executive hereby agree as follows:

1.

Defined Terms.  Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

2.

Amendment to Section 6(b).  Section 6(b) is hereby amended and restated in its entirety as follows:

“(b)

Bonus.  The Executive shall be eligible for an annual cash bonus as additional compensation for services rendered, payable on or before March 15th of the calendar year following the calendar year to which an applicable bonus relates.  The amount of the annual cash bonus shall be at the discretion of the Compensation Committee.”

3.

Amendment to Section 23(a).  Section 23(a) is hereby amended and restated in its entirety as follows:

“(a)

Subject to Sections 23(b) and 24(b), if the Executive’s employment shall terminate without Cause during the twelve-month period immediately following a Change in Control, then upon the Executive’s execution and non-revocation of a general release in the Company’s customary form, the Executive shall be entitled, as his exclusive remedy hereunder, to (i) full and immediate vesting of all otherwise unvested Stock Options and Restricted Stock and (ii) a payment equal to the amount of Base Salary and annual bonus the Executive would have been entitled to receive under this Agreement for the duration of the applicable term (based upon the amount of the annual bonus, if any, paid to the Executive with respect to the year prior to the year in which such termination of employment occurs).  Subject to Section 24(b), the amount determined under this Section 23(a)(ii) will be paid to the Executive in a single lump sum on or prior to the thirtieth (30th) day after such termination of the Executive’s employment.”

4.

Amendment to Section 23(b).  Section 23(b) is hereby amended and restated in its entirety as follows:

“(b)

In the event that it shall be determined that any payment or distribution to or for the benefit of the Executive under this Agreement or under any other Company plan, contract or agreement would, but for the effect of this Section, be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (collectively, such excise tax, together with any such interest or penalties, the “Excise Tax”), then, in the event that the after-tax value of all Payments (as defined below) to the Executive (such after-tax value to reflect the deduction of the Excise Tax and all income or other taxes on such Payments) would, in the aggregate, be less than the after-tax value to the Executive of the Safe Harbor Amount (as defined below), (x) the cash portions of the Payments payable to the Executive under this Agreement shall be reduced, in the order in which they are due to be paid, until the Parachute Value (as defined below) of all Payments paid to the Executive, in the aggregate, equals the Safe Harbor Amount, and (y) if the reduction of the cash portions of the Payments, payable under this Agreement, to zero would not be sufficient to reduce the Parachute Value of all Payments to the Safe Harbor Amount, then any cash portions of the Payments payable to the Executive under any other plans shall be reduced, in the order in which they are due to be paid, until the Parachute Value of all Payments paid to the Executive, in the aggregate, equals the Safe Harbor Amount, and (z) if the reduction of all cash portions of the Payments, payable pursuant to this Agreement and otherwise, to zero would not be sufficient to reduce the Parachute Value of all Payments to the Safe Harbor Amount, then non-cash portions of the Payments shall be reduced, in the order in which they are due to be paid, until the Parachute Value of all Payments paid to the Executive, in the aggregate, equals the Safe Harbor Amount.  As used herein, (i) “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the

Internal Revenue Code of 1986, as amended (the “Code”)) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise, (ii) “Safe Harbor Amount” shall mean 2.99 times the Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code, and (iii) “Parachute Value” of a Payment shall mean the present value as of the date of the Change in Control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.  All calculations under this section shall be determined by the Company and the Company’s outside auditor.”

5.

Deletion of Sections 23(c) and (e).  Sections 23(c) and (e) are hereby deleted from the Agreement.

6.

Amendment to Section 23(d).  Section 23(d) is hereby renamed “Section 23(c).”

7.

Section References.  Unless otherwise indicated, all references in this Amendment to designated “Sections” are to the designated Sections of the Agreement.

8.

Continuing Effectiveness of Agreement.  Except as modified by the foregoing, the terms and conditions of the Agreement shall remain unaffected and shall continue in full force and effect after the date hereof.

9.

Counterparts.  This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts (including counterparts delivered by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Any such counterpart delivered by telecopy shall be effective as an original for all purposes.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first above written.

KIMCO REALTY CORPORATION,

a Maryland corporation

By:	/s/ Milton Cooper
Name: Milton Cooper
Title: Executive Chairman

/s/ David Henry
David Henry

Executive’s Payee pursuant to Section 8(d):
Name:
Address:

3